Exhibit 23.3	Consent of Greg Thomson B.Sc., P.Geo and James Laird, Laird Exploration Ltd, Mining Exploration Consultant

We consent to the inclusion in the Registration Statement on Form SB-2, as amended of Duke Mountain Resources, Inc. of the following reports issued by us:

(a)

Summary Report Dated June 14, 2006 on the Goldstar Property, Lumby, BC Vernon Mining District;

(b)

Summary Report Dated June 14, 2006 on the Rosewall Gold Property, Vancouver Island, BC, Nanaimo Mining Division; and

(c)

Summary Report Dated May 15, 2006 on the Waterloo Creek Property, Vancouver Island, BC.

We also consent to the use of our names as they appears under the caption "Mining Exploration Consultants"

/s/ “Greg Thomson”

Greg Thomson B.Sc., P. Geo.

/s/ “James Laird”

James Laird

Vancouver, British Columbia, Canada
March 15, 2007